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TABLE OF CONTENTS
TABLE OF CONTENTS

Pursuant to Rule 424(b)(5)
Registration No. 333-134174

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 10, 2006

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 16, 2006)

$1,500,000,000

      % Senior Notes due            , 2011
    % Senior Notes due            , 2016

This is an offering by CVS Corporation of an aggregate of $                   of    % Senior Notes due            , 2011, which we refer to as the "2011 Notes," and an aggregate of $                   of    % Senior Notes due            , 2016, which we refer to as the "2016 Notes." We refer to the 2011 Notes and the 2016 Notes collectively as the "notes." We will pay interest on the notes every            and            , beginning            , 2007. We may redeem the notes at any time at the redemption price specified herein.

The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2011 Note		Total	Per 2016 Note		Total
Public Offering Price		%	$		%	$
Underwriting Discount		%	$		%	$
Proceeds, before expenses, to CVS		%	$		%	$

Lehman Brothers Inc., on behalf of the underwriters, expects to deliver the notes on or about            , 2006.

LEHMAN BROTHERS
BANC OF AMERICA SECURITIES LLC
BNY CAPITAL MARKETS, INC.
WACHOVIA SECURITIES

BB&T CAPITAL MARKETS	DAIWA SECURITIES SMBC EUROPE	HSBC
JPMORGAN	MORGAN STANLEY	PIPER JAFFRAY	WELLS FARGO SECURITIES

                         , 2006

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information" in this prospectus supplement and in the accompanying prospectus.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates. Except as otherwise specified, the terms "CVS," the "Company," "we," "us," and "our" refer to CVS Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and in the accompanying prospectus and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities covered by this prospectus supplement:

  (i)
  CVS' Current Reports on Form 8-K filed on June 2, 2006 and July 17, 2006;

  (ii)
  CVS' Current Report on Form 8-K/A filed on August 8, 2006; and

  (iii)
  CVS' Quarterly Report on Form 10-Q filed on August 8, 2006.

        You may request a copy of any or all of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus at no cost, by writing or telephoning us at the following address:

Nancy R. Christal
Vice President, Investor Relations
CVS Corporation
670 White Plains Road, Suite 210
Scarsdale, New York 10583
(800) 201-0938

S-ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 (the "Reform Act") provides a safe harbor for forward-looking statements made by or on behalf of CVS Corporation. This prospectus supplement and the accompanying prospectus as well as the documents incorporated therein by reference may contain forward-looking statements. Generally, the inclusion of the words "believe," "expect," "intend," "estimate," "project," "anticipate," "will" and similar expressions identify statements that constitute forward-looking statements. All statements addressing operating performance of CVS Corporation or any subsidiary, events or developments that the Company expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per common share growth, free cash flow, debt rating, inventory levels, inventory turn and loss rates, store development, relocations and new market entries, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the Reform Act.

        The forward-looking statements are and will be based upon management's then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

        By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including, but not limited to:

  •
  The continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit management companies and other third party payors to reduce prescription drug costs and pharmacy reimbursement rates;

  •
  The effect on pharmacy revenue and gross profit rates attributable to the introduction in 2006 of a new Medicare prescription drug benefit and the continued efforts by various government entities to reduce state Medicaid pharmacy reimbursement rates;

  •
  The growth of mail order pharmacies and changes to pharmacy benefit plans requiring maintenance medications to be filled exclusively through mail order pharmacies;

  •
  The effect on PharmaCare, our pharmacy benefit management business, of increased competition in the pharmacy benefit management industry, a declining margin environment attributable to increased client demands for lower prices, enhanced service offerings and/or higher service levels and the possible termination of, or unfavorable modification to, contractual arrangements with key clients or providers;

  •
  The potential effect on PharmaCare's business results of entering into risk based or reinsurance arrangements in connection with providing pharmacy benefit plan management services. Risks associated with these arrangements include relying on actuarial assumptions that underestimate prescription utilization rates and/or costs for covered members;

  •
  Our ability to continue to improve the operating results of the businesses acquired during 2004;

  •
  Our ability to successfully integrate the standalone drugstores and distribution center that we recently acquired from Albertson's, Inc.;

  •
  Increased competition from other drugstore chains, supermarkets, discount retailers, membership clubs and Internet companies, as well as changes in consumer preferences or loyalties;

  •
  The frequency and rate of introduction of successful new prescription drugs;

  •
  Our ability to generate sufficient cash flows to support capital expansion and general operating activities;

  •
  Interest rate fluctuations and changes in capital market conditions or other events affecting our ability to obtain necessary financing on favorable terms;

  •
  Our ability to identify, implement and successfully manage and finance strategic expansion opportunities including entering new markets, acquisitions and joint ventures;

  •
  Our ability to establish effective advertising, marketing and promotional programs (including pricing strategies and price reduction programs implemented in response to competitive pressures and/or to drive demand);

  •
  Our ability to continue to secure suitable new store locations under acceptable lease terms;

  •
  Our ability to attract, hire and retain suitable pharmacists and management personnel;

  •
  Our ability to achieve cost efficiencies and other benefits from various operational initiatives and technological enhancements;

  •
  Litigation risks as well as changes in laws and regulations, including changes in accounting standards and taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations);

  •
  The creditworthiness of the purchasers of businesses formerly owned by CVS and whose leases are guaranteed by CVS;

  •
  Fluctuations in inventory cost, availability and loss levels and our ability to maintain relationships with suppliers on favorable terms;

  •
  Our ability to implement successfully and to manage new computer systems and technologies;

  •
  The strength of the economy in general or in the markets served by CVS, including changes in consumer purchasing power and/or spending patterns; and

  •
  Other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

        The foregoing list is not exhaustive. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely impact the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company's business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company's forward-looking statements.

THE COMPANY

        CVS Corporation is a leader in the retail drugstore industry in the United States with net sales of $37.0 billion in 2005. As of July 1, 2006, we operated 6,205 retail and specialty pharmacy stores in 44 states and the District of Columbia, which is more pharmacy stores than any other retailer. As of December 31, 2005, we operated in 71 of the top 100 U.S. drugstore markets and held the number one or number two market share in 50 of these markets. Overall, we held the number one or number two market share position in 70% of the markets in which our retail pharmacies operate. During fiscal 2005, we filled over 433 million prescriptions, or approximately 14% of the U.S. retail pharmacy market. Our current operations are grouped into two businesses: Retail Pharmacy and Pharmacy Benefit Management ("PBM").

  Retail Pharmacy—As of July 1, 2006, the Retail Pharmacy business included 6,153 retail drugstores, of which 6,060 operated a pharmacy, and our online retail website, CVS.com®. The retail drugstores are located in 41 states and the District of Columbia and operate under the CVS® or CVS/pharmacy® names. CVS/pharmacy® stores sell prescription drugs and a wide assortment of general merchandise, including over-the-counter drugs, beauty products and cosmetics, film and photo finishing services, seasonal merchandise, greeting cards and convenience foods, which we refer to as "front store" products. Existing stores generally range in size from approximately 8,000 to 18,000 square feet, although most new stores range in size from approximately 10,000 to 13,000 square feet and typically include a drive-thru pharmacy.

  Pharmacy Benefit Management—The PBM business provides a full range of prescription benefit management services to managed care and other organizations. These services include mail order pharmacy, specialty pharmacy, plan design and administration, formulary management and claims processing. The PBM business operates under the PharmaCare Management Services name, and ranks as the fourth largest, full service PBM in the nation. Our specialty pharmacy focuses on supporting individuals that require complex and expensive drug therapies to treat conditions such as organ transplants, HIV/AIDS and genetic conditions such as infertility, multiple sclerosis and certain cancers. As of July 1, 2006, we operated 52 specialty pharmacies, operating under the PharmaCare Pharmacy® name, located in 22 states and the District of Columbia, and four mail order facilities. Specialty pharmacy stores average 2,000 square feet in size and sell prescription drugs and a limited assortment of front store items such as alternative medications, homeopathic remedies and vitamins.

        CVS Corporation is a Delaware corporation. Our Store Support Center (corporate office) is located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500. Our common stock is listed on the New York Stock Exchange under the trading symbol "CVS." General information about CVS is available through our website at http://www.cvs.com. Our financial press releases and filings with the Securities and Exchange Commission are available free of charge on the investor relations portion of our website at http://investor.cvs.com.

RECENT DEVELOPMENTS

Acquisition of Standalone Drug Business

        On June 2, 2006, we acquired certain assets and assumed certain liabilities from Albertson's, Inc. for $4.0 billion. The assets acquired and the liabilities assumed included approximately 700 standalone drugstores and a distribution center located in La Habra, California (collectively the "Standalone Drug Business"). Approximately one-half of the drugstores are located in southern California. The remaining drugstores are primarily located in our existing markets in the Midwest and Southwest. We believe that the acquisition of the Standalone Drug Business is consistent with our long-term strategy of expanding our retail drugstore business in high-growth markets. We financed the acquisition of the Standalone Drug Business by issuing commercial paper and borrowing $1.0 billion from a bridge loan facility. We expect to repay a portion of our commercial paper borrowings with the proceeds from the sale of notes pursuant to this offering. See "Use of Proceeds." During the fourth quarter of 2006, we expect to sell a substantial portion of the acquired real estate through a sale-leaseback transaction, the proceeds of which will be used in retiring the bridge loan facility.

Same Store Sales Results

        On August 7, 2006, we announced our July 2006 sales results. Same store sales (sales from stores open more than one year) for the four weeks ended July 29, 2006 increased 9.5% over the prior year period. Pharmacy same store sales increased 10.6% and front end same store sales increased 7.0% over the prior year period. Same store sales do not include the sales results of the acquired Standalone Drug Business. The acquired stores will be included in same store sales following the one-year anniversary of the acquisition, beginning in fiscal July 2007. Total revenue for the four-week period ended July 29, 2006 increased 27.5% to $3.4 billion, compared to $2.7 billion in the prior year period. Total pharmacy revenue represented 69.7% of total company sales in July 2006.

THE OFFERING

Issuer	CVS Corporation
Securities Offered	$ aggregate principal amount of % Senior Notes due , 2011 (the "2011 Notes") $ aggregate principal amount of % Senior Notes due , 2016 (the "2016 Notes")
Maturity Dates	The 2011 Notes: , 2011 The 2016 Notes: , 2016
Interest Payment Dates	Each , and , beginning , 2007. Interest on the notes being offered by this prospectus supplement will accrue from , 2006.
Record Dates	Each and immediately preceding each interest payment date.
Ranking	The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt.
Use of Proceeds	We intend to use the net proceeds from this offering to repay commercial paper issued to finance the acquisition of the Standalone Drug Business. See "Use of Proceeds."
Optional Redemption	We may redeem some or all of the notes at any time and from time to time at the prices described under the heading "Description of the Notes—Optional Redemption."
Certain Covenants
The indenture pursuant to which the notes will be issued contains covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries (as defined therein) to secure indebtedness with a security interest on certain property or stock or engage in certain sale and leaseback transactions with respect to certain properties. See "Description of Debt Securities—Certain Covenants" in the accompanying prospectus.
Trustee, Registrar and Paying Agent	The Bank of New York Trust Company, N.A.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $                  , after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay commercial paper issued to finance the acquisition of the Standalone Drug Business. As of August 3, 2006, we had $3,448.9 million of commercial paper outstanding with a weighted average interest rate of 5.42%. The commercial paper to be repaid with the net proceeds from this offering bears interest at a weighted average interest rate of 5.38% and matures on or about the date of the closing of this offering.

CAPITALIZATION

        The table below sets forth our total capitalization at July 1, 2006 on an actual basis (which includes the effect of the issuance of commercial paper and the $1.0 billion of bridge facility borrowings, the proceeds of which were used to finance the acquisition of the Standalone Drug Business which closed on June 2, 2006) and as adjusted for the issuance of the notes offered hereby and the application of the estimated of net proceeds therefrom as set forth in "Use of Proceeds."

        You should read the table together with our consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus supplement and the accompanying prospectus.

	July 1, 2006
	Actual	As Adjusted(1)
	($ in millions, unaudited)
Short-term debt:
Commercial paper	$3,461.2	$
Bridge facility	1,000.0		1,000.0
Guaranteed ESOP obligation	31.9		31.9
Other	16.2		16.2

Total short term debt	4,509.3

Long-term debt:
3 7/8% Notes due 2007	300.0		300.0
4% Notes due 2009	650.0		650.0
4 7/8% Notes due 2014	550.0		550.0
Notes offered hereby	—		1,500.0
Guaranteed ESOP obligation	82.1		82.1
Other	198.1		198.1

Total long term debt	1,780.2		3,280.2

Shareholders' equity:
Preferred stock, $0.01 par value: authorized 120,619 shares; no shares issued or outstanding	—		—
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,077,000 shares at July 1, 2006	217.9		217.9
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 842,537,000 shares at July 1, 2006	8.4		8.4
Treasury stock, at cost: 23,118,000 shares at July 1, 2006	(337.1)		(337.1)
Guaranteed ESOP obligation	(114.0)		(114.0)
Capital surplus	2,048.6		2,048.6
Retained earnings	7,342.8		7,342.8
Accumulated other comprehensive loss	(84.6)		(84.6)

Total shareholders' equity	9,082.0		9,082.0

Total capitalization	$15,371.5	$

(1)
Gives the effect to this offering of the notes and the use of the proceeds therefrom to pay down a portion of the commercial paper used to fund the acquisition of the Standalone Drug Business.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following table sets forth selected historical consolidated financial and operating data for CVS. The selected consolidated financial and operating data as of and for the fifty-two week periods ended December 31, 2005, January 1, 2005, December 28, 2002, December 29, 2001 and the fifty-three week period ended January 3, 2004 have been derived from CVS' consolidated financial statements, which have been audited by KPMG LLP, independent registered public accounting firm. You should not assume that our historical results are necessarily indicative of the results that may be expected for any future period. The selected consolidated financial and operating data as of and for the six months ended July 1, 2006 and July 2, 2005 has been derived from CVS' unaudited consolidated condensed financial statements. The financial performance of the Standalone Drug Business from June 2, 2006 through July 1, 2006 is reflected in CVS' results of operations for the six months ended July 1, 2006. The financial results for the six months ended July 1, 2006 are not necessarily indicative of results that may be expected for the entire fiscal year.

        You should read this selected consolidated financial and operating data in conjunction with CVS' Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and CVS' Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2006, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	26 Weeks Ended				Fiscal Year
	July 1, 2006		July 2, 2005		2005 (52 weeks)		2004 (52 weeks)		2003 (53 weeks)		2002 (52 weeks)		2001 (52 weeks)
	(dollars in millions, except per share amounts)
Statement of Operations Data:
Net revenues	$20,540.6		$18,303.8		$37,006.2		$30,594.3		$26,588.0		$24,181.5		$22,241.4
Gross profit(1)	5,493.4		4,798.2		9,901.2		8,031.2		6,863.0		6,068.8		5,691.0
Selling, general & administrative(2)	3,999.4		3,535.2		7,292.6		6,079.7		5,097.7		4,552.3		4,256.3
Depreciation and amortization(2)(3)	338.5		285.5		589.1		496.8		341.7		310.3		320.8
Merger, restructuring and other nonrecurring charges and gains	—		—		—		—		—		—		343.3
Operating profit(4)	1,155.5		977.5		2,019.5		1,454.7		1,423.6		1,206.2		770.6
Interest expense, net	59.5		56.3		110.5		58.3		48.1		50.4		61.0
Income tax provision(5)	428.5		355.6		684.3		477.6		528.2		439.2		296.4
Net earnings(6)	$667.5		$565.6		$1,224.7		$918.8		$847.3		$716.6		$413.2
Per Common Share Data(7):
Net earnings(6)
Basic	$0.81		$0.69		$1.49		$1.13		$1.06		$0.89		$0.51
Diluted	0.78		0.67		1.45		1.10		1.03		0.88		0.50
Cash dividends declared	$0.0775		$0.0725		$0.145		$0.1325		$0.115		$0.115		$0.115
Other Operating Data:
Ratio of earnings to fixed charges(8)	4.57	x	4.29	x	4.45	x	4.22	x	4.78	x	4.35	x	3.01	x
Pharmacy revenue as a percentage of total revenue	70.0%		70.8%		70.2%		70.0%		68.8%		67.6%		66.1%
Total same store sales growth	7.5%		6.9%		6.5%		5.5%		5.8%		8.4%		8.6%
Pharmacy same store sales growth	8.0%		8.1%		7.0%		7.0%		8.1%		11.7%		13.0%
Third party revenue as a percentage of pharmacy revenue	94.3%		94.0%		94.1%		94.1%		93.2%		92.3%		90.9%
Number of stores (at end of period)	6,205		5,439		5,471		5,375		4,179		4,087		4,191
Balance Sheet Data (at end of period):
Total working capital	$917.6		$3,102.4		$3,808.8		$3,060.7		$3,007.3		$2,876.2		$2,344.0
Total assets	20,301.4		14,765.8		15,283.4		14,546.8		10,543.1		9,645.3		8,636.3
Long-term debt	1,780.2		1,629.7		1,594.1		1,925.9		753.1		1,076.3		810.4
Total shareholders' equity	9,082.0		7,682.5		8,331.2		6,987.2		6,021.8		5,197.0		4,566.9

(1)
Gross profit includes the pre-tax effect of a $5.7 million ($3.6 million after-tax) non-recurring charge in 2001 related to the markdown of certain inventory contained in the stores as part of a strategic restructuring program.

(2)
In 2004, CVS conformed its accounting for operating leases and leasehold improvements to the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants on February 7, 2005. As a result, CVS recorded a non-cash pre-tax adjustment of $9.0 million ($5.4 million after-tax) to selling, general and administrative expenses and $56.9 million ($35.1 million after tax) to depreciation and amortization, which represents the cumulative effect of the adjustment for a period of approximately 20 years. Since the effect of this non-cash adjustment was not material to any previously reported fiscal year, the cumulative effect was recorded in the fourth quarter of 2004.

(3)
As a result of adopting SFAS No. 142, "Goodwill and Other Intangible Assets" at the beginning of fiscal 2002, CVS no longer amortizes goodwill and other indefinite-lived intangible assets. Goodwill amortization totaled $31.4 million pre-tax ($28.2 million after-tax) in 2001.

(4)
Operating profit includes the pre-tax effect of the charges discussed in Note (1) above and the following merger, restructuring, and other nonrecurring charges and gains: (i) in 2004, $65.9 million ($40.5 million after-tax) relating to conforming CVS' accounting for operating leases and leasehold improvements, and (ii) in 2001, $346.8 million ($226.9 million after-tax) related to restructuring and asset impairment costs associated with the strategic restructuring and $3.5 million ($2.1 million after-tax) non-recurring gain resulting from the net effect of the $50.3 million of settlement proceeds received from various lawsuits against certain manufacturers of brand name prescription drugs which was offset by our contribution of $46.8 million of these settlement proceeds to the CVS Charitable Trust, Inc. to fund future charitable giving.

(5)
Income tax provision includes the effect of the following: (i) in 2004, a $52.6 million reversal of previously recorded tax reserves through the tax provision principally based on resolving certain state tax matters, and (ii) in 2004, a $60.0 million reversal of previously recorded tax reserves through the tax provision principally based on finalizing certain tax return years and on a 2004 court decision relevant to the industry.

(6)
Net earnings and net earnings per common share include the after-tax effect of the charges and gains discussed in Notes (1), (2), (3), (4) and (5) above.

(7)
On May 12, 2005, CVS Corporation's Board of Directors authorized a two-for-one common stock split, which was effected in the form of a dividend by the issuance of one additional share of common stock for each share of common stock outstanding. These shares were distributed on June 6, 2005 to shareholders of record as of May 23, 2005. All prior periods have been restated to reflect the effect of the two-for-one stock split.

(8)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of net earnings before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest, capitalized interest and one-third of rental expense, which is deemed representative of the interest factor.

DESCRIPTION OF THE NOTES

General

        The    % Senior Notes due            , 2011, which we refer to as the "2011 Notes," and the    % Senior Notes due            , 2016, which we refer to as the "2016 Notes," each constitute a series of senior debt securities described in the accompanying prospectus. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in "Description of Debt Securities" in the accompanying prospectus.

        Each series of notes will be issued under an indenture to be dated            , 2006 between CVS Corporation, as issuer, and The Bank of New York Trust Company, N.A., as trustee. The following summary of the material provisions of the indenture does not summarize all of the provisions of the indenture. We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. A copy of the form of the indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part. You may obtain a copy of the indenture from us without charge. See the section entitled "Where You Can Find More Information" in this prospectus supplement and in the accompanying prospectus.

        The notes will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

        We do not intend to list notes on a national securities exchange.

        The indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence. However, the provisions of the indenture do:

          (1)   provide that, subject to certain exceptions, neither we nor any of our Restricted Subsidiaries (as defined therein) will subject our property or assets to any mortgage or other encumbrance unless the notes are secured equally and ratably with such other indebtedness thereby secured, and

          (2)   contain certain limitations on the entry into certain sale and leaseback arrangements by us and our Restricted Subsidiaries.

        In addition, the indenture does not contain any provisions which would require us to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the notes. See "Description of Debt Securities—Certain Covenants" in the accompanying prospectus.

Principal, Maturity and Interest

        The 2011 Notes will be issued in an aggregate principal amount of $                                           and will mature on            , 2011. The 2011 Notes will bear interest at    % per annum from            , 2006, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the                        or                         immediately preceding the interest payment on                        or                         of each year, respectively, commencing             , 2007.

        The 2016 Notes will be issued in an aggregate principal amount of $                                           and will mature on            , 2016. The 2016 Notes will bear interest at     % per annum from            , 2006,

or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the                        or                          immediately preceding the respective interest payment on                        or                         of each year, respectively, commencing            , 2007.

        If any interest payment date, date of redemption or the maturity date of any of the notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

        The notes do not contain any sinking fund provisions.

        In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See "Description of Debt Securities—Discharge and Defeasance of Debt Securities and Covenants" in the accompanying prospectus for more information about how we may do this.

Ranking

        The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt.

Optional Redemption

        The notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days' notice at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to the greater of:

          (1)   100% of the principal amount thereof, or

          (2)   the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus    basis points for the 2011 Notes or the applicable Treasury Yield plus     basis points for the 2016 Notes.

        "Treasury Yield" means, with respect to any redemption date applicable to a series of the notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for that series, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means, with respect to either series of the notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such series of the notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of the notes.

        "Independent Investment Banker" means, with respect to each series of notes offered hereby, Lehman Brothers Inc. or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee.

        "Comparable Treasury Price" means, with respect to any redemption date applicable to a series of the notes, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Reference Treasury Dealer" means, with respect to each series of the notes offered hereby, (i) Lehman Brothers Inc. and its successors; provided however, that if the foregoing shall cease to be a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for a series of the notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for that series of the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        A notice of redemption shall be mailed by us (or, at our request, by the trustee on our behalf) by first class mail to each holder of notes to be redeemed. Such notice of redemption shall specify the principal amount of notes to be redeemed, the CUSIP and ISIN numbers of the notes to be redeemed, the date fixed for redemption, the redemption price, the place or places of payment and that payment will be made upon presentation and surrender of such notes. Once notice of redemption is sent to holders, notes called for redemption will become due and payable on the redemption date at the redemption price, plus interest accrued to the redemption date. On or before 10:00 a.m. New York City time on the redemption date, we will deposit with the trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all the notes so called for redemption at the appropriate redemption price, together with accrued interest to the date fixed for redemption. Unless we default in payment of the redemption price plus interest accrued to the redemption date, commencing on the redemption date interest on notes called for redemption will cease to accrue and holders of such notes will have no rights with respect to such notes except the right to receive the redemption price and any unpaid interest to the redemption date.

        If fewer than all of the notes of a particular series are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $1,000 principal amount and multiples thereof. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note.

        In addition, we may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

Additional Notes

        We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with either series of notes in all respects, including having the same CUSIP number of such series, so that such additional notes shall be consolidated and form a single series with such notes and shall have the same terms as to status or otherwise as such notes, except for the offer price to the public and the issue date. No additional notes may be issued if an event of default has occurred and is continuing with respect to such notes. In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

Book-Entry System

        Upon sale, each series of notes will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, the Depository Trust Company ("DTC") and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of the DTC to DTC or another nominee

DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

        So long as DTC or its nominee is the registered owner of the global securities, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global securities representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and the global securities representing the notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in the global securities representing the notes.

        The global securities representing the notes are exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like amount, only if:

  •
  DTC notifies us that it is unwilling, unable or ineligible to continue as depositary for the global securities and a successor depositary is not appointed by us within 90 days of such notification or of our becoming aware of DTC's ineligibility;

  •
  there shall have occurred and be continuing an Event of Default under the indenture with respect to any of the global securities and the outstanding notes shall have become due and payable pursuant to the indenture and the trustee has requested that certificated notes be issued; or

  •
  we have decided to discontinue use of book-entry transfers through DTC. DTC has advised us that, under its current practices, it would notify its participants of our request, but would only withdraw beneficial interests from the global securities at the request of its participants.

        Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global securities representing the notes as provided by DTC's relevant participants (as identified by DTC).

        The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        The following is based on information furnished by DTC:

  •
  DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  Persons who are not participants may beneficially own the notes held by DTC only through direct participants or indirect participants. Purchases of the notes under DTC's system must be made by or through direct participants, which will receive a credit for such notes on DTC's records. The ownership interest of each actual purchaser of each note represented by a global security ("a Beneficial Owner") is in turn to be recorded on the direct participants' and indirect participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the global securities representing the notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of the global securities representing the notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued and in certain other limited circumstances.

  •
  Principal, premium, if any, and interest payments on the global securities representing the notes will be made to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee or ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our and the trustee's responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

  •
  DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

        The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

Governing Law

        The indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York.

UNDERWRITING

        We have entered into an underwriting agreement with Lehman Brothers Inc., Banc of America Securities LLC, BNY Capital Markets, Inc. and Wachovia Capital Markets, LLC as representatives of the underwriters, pursuant to which, and subject to its terms and conditions, we have agreed to sell to the underwriters and each of the underwriters has severally agreed to purchase from us the respective principal amount of notes shown opposite its name in the following table.

Underwriters	Principal Amount of 2011 Notes	Principal Amount of 2016 Notes
Lehman Brothers Inc.	$	$
Banc of America Securities LLC
BNY Capital Markets, Inc.
Wachovia Capital Markets, LLC
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Daiwa Securities SMBC Europe Limited
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Piper Jaffray & Co.
Wells Fargo Securities, LLC

Total	$	$

        The underwriting agreement provides that the underwriters' obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement.

        The representatives of the underwriters have advised us that the underwriters intend to offer the notes initially at the offering price shown on the cover page of this prospectus supplement and may offer the notes to certain dealers at such offering price less a selling concession not to exceed $                      per $1,000 in aggregate principal amount of the notes with respect to the 2011 Notes and $                      per $1,000 in aggregate principal amount of the notes with respect to the 2016 Notes. The underwriters may allow, and dealers may re-allow, a concession on sales to other dealers not to exceed $                      per $1,000 in aggregate principal amount of notes with respect to the 2011 Notes and $                      per $1,000 in aggregate principal amount of notes with respect to the 2016 Notes. After the initial offering of the notes, the representatives may change the public offering price and the concession to selected dealers.

  Commission and Expenses

        The following table shows the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the notes:

	Per Note	Total
2011 Notes	$	$
2016 Notes	$	$

        The expenses of this offering that are payable by us, including registration, filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $    million.

  New Issue of Notes

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or an adequate trading market for the notes.

  Price Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales, purchases to cover positions created by short sales, penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

  •
  A syndicate short position is created by sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase in the offering. Since the underwriters in this offering do not have an over-allotment option to purchase additional notes, their short position, if any, will be a naked short position. A naked short position can be closed out only by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

  Electronic Distributions

        Certain underwriters may make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between such underwriters and their customers and is not a party to any transactions. MarketAxess Corporation will not function as an underwriter or agent of the issuer, nor will MarketAxess Corporation act as a broker for any customer of such underwriters. MarketAxess

Corporation, a registered broker-dealer, will receive compensation from such underwriters based on transactions such underwriters conduct through the system.

  Indemnification

        We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

  Other Relationships

        From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with us for which they have received, or may receive, customary compensation, fees and expense reimbursement.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

        In the opinion of Davis Polk & Wardwell, the following are the material U.S. federal income tax consequences of ownership and disposition of the notes by a Non-U.S. Holder (as defined below) that purchases notes at the issue price (which is assumed equal to the offering price set forth on the cover page of this prospectus supplement). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as nonresident alien individuals who have lost U.S. citizenship or who have ceased to be treated as resident aliens. This discussion also does not address any U.S. federal estate or gift tax consequences of ownership and disposition of the notes. In addition, if a partnership is the beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership and partners in such a partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of ownership of the notes. Prospective investors are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note issued under this prospectus supplement for U.S. federal income tax purposes that is (i) an individual who is classified as a nonresident alien; (ii) a foreign corporation; or (iii) a foreign estate or trust.

        "Non-U.S. Holder" does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

        Subject to the discussion below concerning backup withholding:

    •
    payments of principal, interest and premium on the notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

    1.
    the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and

    2.
    the certification requirement described below has been fulfilled with respect to the beneficial owner;

    •
    a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

  Certification Requirement

        Payments of interest will not be exempt from withholding tax unless the beneficial owner of the note certifies on Internal Revenue Service ("IRS") Form W-8BEN, under penalties of perjury, that it is not a United States person.

        If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the income, although exempt from withholding tax, generally will be taxable to such a Non-U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for federal income tax purposes, subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide to the Company a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Such holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax.

  Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

LEGAL MATTERS

        Certain legal matters relating to the notes will be passed upon for us by Davis Polk & Wardwell, New York, New York. Certain legal matters relating to the notes will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of CVS Corporation and its subsidiaries as of December 31, 2005 and January 1, 2005 and for the fifty-two week periods ended December 31, 2005 and January 1, 2005 and the fifty-three week period ended January 3, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended July 1, 2006 and July 2, 2005 and April 1, 2006 and April 2, 2005 incorporated by reference herein, KPMG LLP has reported that it applied limited procedures in accordance with professional standards for a review of such information. However, KPMG LLP's separate reports included in the Company's quarterly reports on Form 10-Q for the quarter ended July 1, 2006 and April 1, 2006 incorporated by reference herein state that KPMG LLP did not audit and does not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. KPMG LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "1933 Act") for its reports on the unaudited interim financial information because neither of those reports is a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

INDEPENDENT AUDITORS

        The statement of net assets acquired of the Albertson's, Inc. standalone drugstore business (an integrated operation within Albertson's, Inc.) as of February 2, 2006 and the statement of revenues and direct expenses for the year then ended, incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

CVS CORPORATION

DEBT SECURITIES

        We may offer from time to time debt securities. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2006.

        You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission and any information about the terms of securities offered conveyed to you by the issuer, its underwriters or agents. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Except as otherwise specified, the terms "CVS," the "Company," "we," "us," and "our" refer to CVS Corporation and its subsidiaries.

i

THE COMPANY

        CVS Corporation is a leader in the retail drugstore industry in the United States with net sales of $37.0 billion in 2005. As of April 1, 2006, we operated 5,483 retail and specialty pharmacy stores in 37 states and the District of Columbia, which is more pharmacy stores than any other retailer. As of December 31, 2005 we operated in 71 of the top 100 U.S. drugstore markets and held the number one or number two market share in 50 of these markets. Overall, we held the number one or number two market share position in 70% of the markets in which our retail pharmacies operate. During fiscal 2005, we filled over 433 million prescriptions, or approximately 14% of the U.S. retail pharmacy market. Our current operations are grouped into two businesses: Retail Pharmacy and Pharmacy Benefit Management ("PBM").

  Retail Pharmacy ~ As of April 1, 2006, the Retail Pharmacy business included 5,431 retail drugstores, of which 5,387 operated a pharmacy, and our online retail website, CVS.com®. The retail drugstores are located in 34 states and the District of Columbia operating under the CVS® or CVS/pharmacy® name. CVS/pharmacy® stores sell prescription drugs and a wide assortment of general merchandise, including over-the-counter drugs, beauty products and cosmetics, film and photo finishing services, seasonal merchandise, greeting cards and convenience foods, which we refer to as "front store" products. Existing stores generally range in size from approximately 8,000 to 13,000 square feet, although most new stores range in size from approximately 10,000 to 13,000 square feet and typically include a drive-thru pharmacy.

  Pharmacy Benefit Management ~ The PBM business provides a full range of prescription benefit management services to managed care and other organizations. These services include mail order pharmacy, specialty pharmacy, plan design and administration, formulary management and claims processing. The PBM business operates under the PharmaCare Management Services name, and ranks as the fourth largest, full service PBM in the nation. Our specialty pharmacy focuses on supporting individuals that require complex and expensive drug therapies to treat conditions such as organ transplants, HIV/AIDS and genetic conditions such as infertility, multiple sclerosis and certain cancers. As of April 1, 2006, we operated 52 specialty pharmacies, operating under the PharmaCare Pharmacy ® name, located in 22 states and the District of Columbia, and four mail order facilities. Specialty pharmacy stores average 2,000 square feet in size and sell prescription drugs and a limited assortment of front store items such as alternative medications, homeopathic remedies and vitamins.

        CVS Corporation is a Delaware corporation. Our Store Support Center (corporate office) is located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500. Our common stock is listed on the New York Stock Exchange under the trading symbol "CVS." General information about CVS is available through our website at http://www.cvs.com. Our financial press releases and filings with the Securities and Exchange Commission are available free of charge on the investor relations portion of our website at http://investor.cvs.com.

RECENT DEVELOPMENTS

        As previously disclosed, on January 22, 2006, the Company entered into a definitive agreement under which it agreed to acquire from Albertson's, Inc. ("Albertsons") approximately 700 standalone Sav-on and Osco drugstores and a distribution center located in La Habra, California as well as Albertsons' owned and ground leased real estate interests in the drugstores for total consideration of $3.93 billion in cash, immediately preceding the planned merger of Albertsons and SUPERVALU INC. ("Supervalu"). Approximately half of the drugstores are located in southern California, with others in the Company's existing markets in numerous states across the Midwest and Southwest.

        The closing of the transaction, which is expected to occur in early June 2006, is subject to customary closing conditions, including review under the Hart-Scott-Rodino Act (the "HSR Act"), for which the waiting period expired on March 14, 2006. The closing is also conditioned on satisfaction of certain conditions to the merger between Albertsons and Supervalu, including the expiration of the waiting period under the HSR Act for the merger (which waiting period also expired on March 14, 2006) and approval by the shareholders of Albertsons and Supervalu. The Company expects to finance the transaction through a combination of cash and short-term and long-term debt. In addition, shortly after closing, we expect to monetize all or a substantial portion of the owned real estate interests in the drugstores for up to $1.0 billion in a sale lease-back transaction. Closing of the transaction is not subject to such financing.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by this registration statement:

  (i)
  CVS' Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

  (ii)
  CVS' Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2006; and

  (iii)
  CVS' Current Reports on Form 8-K filed on January 23, 2006, March 3, 2006, March 21, 2006 and May 4, 2006.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Nancy R. Christal
Vice President, Investor Relations
CVS Corporation
670 White Plains Road, Suite 210
Scarsdale, New York, 10583
(800) 201-0938

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 (the "Reform Act") provides a safe harbor for forward-looking statements made by or on behalf of CVS Corporation. The Company and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission and in its reports to stockholders. Generally, the inclusion of the words "believe," "expect," "intend," "estimate," "project," "anticipate," "will" and similar expressions identify statements that constitute forward-looking statements. All statements addressing operating performance of CVS Corporation or any subsidiary, events or developments that the Company expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per common share growth, free cash flow, debt rating, inventory levels, inventory turn and loss rates, store development, relocations and new market entries, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the Reform Act.

        The forward-looking statements are and will be based upon management's then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

        By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including, but not limited to:

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  The continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit management companies and other third party payors to reduce prescription drug costs and pharmacy reimbursement rates;

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  The potential effect on pharmacy sales and gross margin rates attributable to the introduction in 2006 of a new Medicare prescription drug benefit and the continued efforts by various government entities to reduce state Medicaid pharmacy reimbursement rates;

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  The growth of mail order pharmacies and changes to pharmacy benefit plans requiring maintenance medications to be filled exclusively through mail order pharmacies;

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  The effect on PharmaCare of increased competition in the pharmacy benefit management industry, a declining margin environment attributable to increased client demands for lower prices, enhanced service offerings and/or higher service levels and the possible termination of, or unfavorable modification to, contractual arrangements with key clients or providers;

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  The potential effect on PharmaCare's business results of entering into risk based or reinsurance arrangements in connection with providing pharmacy benefit plan management services. Risks associated with these arrangements include relying on actuarial assumptions that underestimate prescription utilization rates and/or costs for covered members;

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  Our ability to continue to improve the operating results of the businesses acquired during 2004;

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  Our ability to consummate the recently announced Albertson's transaction and successfully integrate the business to be acquired;

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  Increased competition from other drugstore chains, supermarkets, discount retailers, membership clubs and Internet companies, as well as changes in consumer preferences or loyalties;

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  The frequency and rate of introduction of successful new prescription drugs;

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  Our ability to generate sufficient cash flows to support capital expansion and general operating activities;

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  Interest rate fluctuations and changes in capital market conditions or other events affecting our ability to obtain necessary financing on favorable terms;

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  Our ability to identify, implement and successfully manage and finance strategic expansion opportunities including entering new markets, acquisitions and joint ventures;

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  Our ability to establish effective advertising, marketing and promotional programs (including pricing strategies and price reduction programs implemented in response to competitive pressures and/or to drive demand);

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  Our ability to continue to secure suitable new store locations under acceptable lease terms;

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  Our ability to attract, hire and retain suitable pharmacists and management personnel;

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  Our ability to achieve cost efficiencies and other benefits from various operational initiatives and technological enhancements;

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  Litigation risks as well as changes in laws and regulations, including changes in accounting standards and taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations);

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  The creditworthiness of the purchasers of businesses formerly owned by CVS and whose leases are guaranteed by CVS;

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  Fluctuations in inventory cost, availability and loss levels and our ability to maintain relationships with suppliers on favorable terms;

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  Our ability to implement successfully and to manage new computer systems and technologies;

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  The strength of the economy in general or in the markets served by CVS, including changes in consumer purchasing power and/or spending patterns; and

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  Other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

        The foregoing list is not exhaustive. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely impact the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company's business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company's forward-looking statements.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated. "Fixed charges" consist of interest expense, capitalized interest, amortization of debt discount, and a portion of net rental expense deemed to be representative of the interest factor. The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes and cumulative effect of accounting changes, where applicable, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, with the sum divided by fixed charges.

CVS Corporation
Computation of Ratio of Earnings to Fixed Charges

	Three Months Ended		Fiscal Year
	April 1, 2006	April 2, 2005	(52 weeks) 2005	(52 weeks) 2004	(53 weeks) 2003	(52 weeks) 2002	(52 weeks) 2001
Ratio of earnings to fixed charges	4.90	4.43	4.45	4.22	4.78	4.35	3.01

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and The Bank of New York Trust Company, N.A., a national banking association, as trustee. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been filed as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

        The indenture will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

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  the designation, aggregate principal amount and authorized denominations;

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  the maturity date;

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  the interest rate, if any, and the method for calculating the interest rate;

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  the interest payment dates and the record dates for the interest payments;

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  any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

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  the place where we will pay principal and interest;

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  if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

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  the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

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  the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

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  any United States federal income tax consequences;

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  the dates on which premium, if any, will be paid;

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  our right, if any, to defer payment interest and the maximum length of this deferral period;

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  any listing on a securities exchange;

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  the initial public offering price; and

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  other specific terms, including any additional events of default or covenants.

Ranking

        The debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of CVS.

Certain Covenants

        Restrictions on Secured Funded Debt.    The indenture provides that we will not, nor will we permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Debt that the debt securities (together with, if we shall so determine, any other of our Indebtedness or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the debt securities) will be secured equally and ratably with (or prior to) such Secured Debt, unless, after giving effect thereto, the sum of the aggregate amount of all of our outstanding Secured Debt and the outstanding Secured Debt of our Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (8) under "Limitation on Sale/Leaseback Transactions" below), would not exceed 15% of Consolidated Net Tangible Assets.

        This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction and under "Limitation on Sale/Leaseback Transactions" below, Indebtedness, secured by:

           (1)  Liens on property, shares of capital stock or Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;

           (2)  Liens on property, shares of capital stock or Indebtedness existing at the time of acquisition thereof or incurred within 360 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by us or any Restricted Subsidiary;

           (3)  Liens on property, shares of capital stock or Indebtedness thereafter acquired (or constructed) by us or any Restricted Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

           (4)  Liens in favor of us or any Restricted Subsidiary;

           (5)  Liens in favor of the United States of America, any State thereof or the District of Columbia or any foreign government, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

           (6)  Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103 (b) of the Internal Revenue Code;

           (7)  Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Indebtedness, if made and continuing in the ordinary course of business;

           (8)  Liens incurred (no matter when created) in connection with our or a Restricted Subsidiary's engaging in leveraged or single investor lease transactions; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of ours or of such Restricted Subsidiary;

           (9)  Liens in favor of a governmental agency to qualify us or any Restricted Subsidiary to do business, maintain self insurance or obtain other benefits, or Liens under workers' compensation laws, unemployment insurance laws or similar legislation;

         (10)  Good faith deposits in connection with bids, tenders, contracts or deposits to secure our or any Restricted Subsidiary's public or statutory obligations, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which we or any Restricted Subsidiary are a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business;

         (11)  Liens imposed by law, such as laborers' or other employees', carriers', warehousemen's, mechanics', materialmen's and vendors' Liens;

         (12)  Liens arising out of judgments or awards against us or any Restricted Subsidiary with respect to which we or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review or Liens arising out of individual final judgments or awards in amounts of less than $1,000,000; provided that the aggregate amount of all such individual final judgments or awards shall not at any one time exceed $1,000,000;

         (13)  Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by us or any Restricted Subsidiary, as the case may be;

         (14)  Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in our opinion, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of our business and that of our Restricted Subsidiaries;

         (15)  Liens incurred to finance all or any portion of the cost of construction, alteration or repair of any Principal Property or improvements thereto created prior to or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment to lend entered into prior to, at the time of, or within 360 days) after completion of such construction, alteration or repair;

         (16)  Liens existing on the date of the indenture;

         (17)  Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

         (18)  Any extension, renewal, refunding or replacement of the foregoing, provided that (i) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (ii) the Funded Debt secured by such Lien at such time is not increased.

        "Attributable Debt" means, in connection with any sale and leaseback transaction under which either we or any Restricted Subsidiary are at the time liable as lessee for a term of more than 12 months and at any date as of which the amount thereof is to be determined, the lesser of (A) total net obligations of the lessee for rental payments during the remaining term of the lease discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (i) the weighted average Yield to Maturity (as defined in the indenture) of the debt securities, such average being weighted by the principal amount of each series of the debt securities and (ii) the interest rate inherent in such lease (as determined in good faith by us), both to be compounded semi-annually or (B) the sale price for the assets so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of the lease.

        "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on our and our Restricted Subsidiaries' most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with U.S. generally accepted accounting principles, less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets and liabilities relating thereto.

        "Funded Debt" means (i) any of our Indebtedness or Indebtedness of a Restricted Subsidiary maturing more than 12 months after the time of computation thereof, (ii) guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary, all preferred stock having mandatory redemption provisions of such Restricted Subsidiary as reflected on such Restricted Subsidiary's balance sheet prepared in accordance with U.S. generally accepted accounting principles, and (iv) all Capital Lease Obligations (as defined in the indenture).

        "Indebtedness" means, at any date, without duplication, all of our obligations for borrowed money or obligations for borrowed money of a Restricted Subsidiary.

        "Intangible Assets" means, at any date, the value, as shown on or reflected in our and our Restricted Subsidiaries' most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

        "Liens" means such pledges, mortgages, security interests and other liens on any Principal Property of ours or of a Restricted Subsidiary which secure Secured Debt.

        "Nonrecourse Obligation" means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by us or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of our or any Restricted Subsidiary's properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Restricted Subsidiary or any of our or any of our Subsidiaries' assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

        "Principal Property" means real and tangible property owned and operated now or hereafter by us or any Restricted Subsidiary constituting a part of any store, warehouse or, distribution center located within the United States of America or its territories or possessions (excluding current assets, motor vehicles, mobile materials handling equipment and other rolling stock, cash registers and other point-of-sale recording devices and related equipment and data processing and other office equipment), the net book value of which (including leasehold improvements and store fixtures constituting a part of such store, warehouse or distribution center) as of the date on which the determination is being made is more than 1.0% of Consolidated Net Tangible Assets. As of the date of this Offering Circular, none of our stores constitutes a Principal Property.

        "Restricted Subsidiary" means each Subsidiary other than Unrestricted Subsidiaries.

        "Secured Debt" means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any (i) Principal Property (whether owned on the date of the indenture or thereafter acquired or created), (ii) shares of stock owned by us or a Subsidiary in a Restricted Subsidiary or (iii) Indebtedness of a Restricted Subsidiary.

        "Subsidiary" means any corporation of which at least a majority of the outstanding stock, which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation (or similar management body), is owned directly or indirectly by us or by one or more of our Subsidiaries, or by us and one or more Subsidiaries.

        "Unrestricted Subsidiary" means Subsidiaries designated as Unrestricted Subsidiaries from time to time by the our Board of Directors; provided, however, that our Board of Directors (i) will not designate as an Unrestricted Subsidiary any of our Subsidiaries that owns any Principal Property or any stock of a Restricted Subsidiary, (ii) will not continue the designation of any of our Subsidiaries as an Unrestricted Subsidiary at any time that such Subsidiary owns any Principal Property, and (iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Principal Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Indebtedness of such Unrestricted Subsidiary so redesignated does not extend to such Principal Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the indenture)).

        Limitation on Sale/Leaseback Transactions.    The indenture provides that we will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any of our or any Restricted Subsidiary's Principal Property (which lease is required by GAAP to be capitalized on the balance sheet of such lessee), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (a "sale and leaseback transaction") unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Debt (with the exception of Funded Debt secured by Liens which is excluded pursuant to clauses (1) to (18) under "Restrictions on Secured Funded Debt" above) would not exceed 15% of Consolidated Net Tangible Assets.

        This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction or under "Restrictions on Secured Funded Debt" above, Attributable Debt with respect to any sale and leaseback transaction if:

           (1)  We or a Restricted Subsidiary are permitted to create Funded Debt secured by a Lien pursuant to clauses (1) to (18) inclusive under "Restrictions on Secured Funded Debt" above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the debt securities;

           (2)  The property leased pursuant to such arrangement is sold for a price at least equal to such property's fair market value (as determined by our Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and we or a Restricted Subsidiary, within 360 days after the sale or transfer shall have been made by us or a Restricted Subsidiary, shall apply the proceeds thereof to the retirement of our or any Restricted Subsidiary's Indebtedness or Funded Debt (other than Indebtedness or Funded Debt owned by us or any Restricted Subsidiary); provided, however, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment provision of Indebtedness or Funded Debt;

           (3)  We or a Restricted Subsidiary apply the net proceeds of the sale or transfer of the Principal Property leased pursuant to such transaction to the purchase of assets (and the cost of construction thereof) within 360 days prior or subsequent to such sale or transfer;

           (4)  The effective date of any such arrangement or the purchaser's commitment therefore is within 36 months prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof (which, in the case of a retail store, is the date of opening to the public), whichever is later;

           (5)  The lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years;

           (6)  The sale and leaseback transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries;

           (7)  The lease secures or relates to industrial revenue or pollution control bonds; or

           (8)  The lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

Merger, Consolidation and Disposition of Assets

        The indenture provides that we shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Restricted Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Restricted Subsidiary) or permit any Person to merge with or into us unless: (a) either (i) we shall be the continuing Person or (ii) the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such of our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under each series of the debt securities and the indenture, and we shall have delivered to the trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with and that such supplemental indenture constitutes an obligation that is legal, valid and binding for us or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) we shall have delivered to the trustee an officers' certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the indenture) shall have occurred and be continuing and an opinion of counsel as to the matters set forth in paragraph (a) above.

        The indenture does not restrict, or require us to redeem or permit Holders of any series of the debt securities to cause a redemption of the debt securities of that series in the event of, (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the creditworthiness of our successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving us, whether or not involving a change in control. Accordingly, the Holders of the debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the Holders of debt securities. The existing protective covenants applicable to the debt securities would continue to apply to us, or our successor, in the event of such a transaction initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default, Waiver and Notice

        "Event of Default" with respect to a series of the debt securities is defined in the indenture to be if:

           (1)  We default in the payment of all or any part of the principal of such series of the debt securities when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

           (2)  We default in the payment of any interest on such series of the debt securities when the same becomes due and payable, and such default continues for a period of 30 days;

           (3)  We default in the performance of or breaches any of our other covenants or agreements in the indenture and such default or breach continues for a period of 60 consecutive days after written notice thereof has been given to us by the trustee or to us and the trustee by the Holders of 25% or more in aggregate principal amount of the affected series of the debt securities;

           (4)  An involuntary case or other proceeding shall be commenced against us with respect to us or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any substantial part of our property and assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against us under any bankruptcy, insolvency or other similar law now or hereafter in effect;

           (5)  We (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets or (iii) effect any general assignment for the benefit of creditors;

           (6)  An event of default as defined in any one or more indentures or instruments evidencing or under which we have at the date of the indenture or shall thereafter have outstanding an aggregate of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that if such event of default under such indentures or instruments shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the Holders of such series; or

           (7)  Failure by us to make any payment at maturity, including any applicable grace period, in respect of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money and such failure shall have continued for a period of ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that if such failure shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the Holders of such series.

        If an Event of Default occurs and is continuing with respect to a series of the debt securities, then, and in each and every such case, either the trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series by notice in writing to us (and to the trustee if given by Holders), may declare the entire outstanding principal amount of the debt securities of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (4) or (5) occurs and is continuing with respect to a series of the debt securities, then the principal amount of all the debt securities of such series then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder of debt securities of such series or the trustee to the full extent permitted by applicable law.

        Subject to provisions in the indenture for the indemnification of the trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee by the indenture with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of Holders of the debt securities of such series not joining in the giving of such direction; and provided further that the trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of debt securities of such series pursuant to this paragraph.

        Subject to various provisions in the indenture, the Holders of at least a majority in principal amount of the outstanding debt securities of any series, by notice to the trustee, may waive an existing Default or Event of Default with respect to such series and its consequences, except a Default in the payment of principal of or interest on any debt security of such series as specified in clauses (a) or (b) of the first paragraph of this section or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the Holder of each outstanding debt security of such series affected. Upon any such waiver, such Default shall cease to exist with respect to such series, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

        The indenture provides that no Holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless: (i) such Holder has previously given to the trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture; (iii) such Holder or Holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the trustee a direction that is inconsistent with such written request. A Holder of debt securities of any series may not use the indenture to prejudice the rights of another Holder of such series or to obtain a preference or priority over such other Holder.

Information

        The indenture provides that we shall file with the trustee and transmit to holders of the debt securities such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner provided pursuant to such Act.

        The Company will be required to file with the trustee annually, within four months of the end of each fiscal year of the Company, a certificate as to the compliance with all conditions and covenants of the indenture.

Discharge and Defeasance of Debt Securities and Covenants

        The indenture provides that we may terminate our obligations under any series of debt securities if: (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us with respect to that series of debt securities under the indenture; or (ii) (a) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, (b) we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the Holders of the debt securities of such series for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment, to pay the principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the indenture, and (c) we deliver to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of our obligations under the indenture with respect to the debt securities of such series have been complied with. With respect to the foregoing clause (i), only our obligations to compensate and indemnify the trustee under the indenture shall survive. With respect to the foregoing clause (ii), only our obligations to execute and deliver the debt securities of such series for authentication, to set the terms of the debt securities of such series, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of the debt securities of such series, to deliver the debt securities of such series for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and its right to recover excess money held by the trustee shall survive until the debt securities of such series are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

        The indenture provides that we (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of such series, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series ("legal defeasance") and (ii) may omit to comply with any other specific covenant relating to the debt securities of such series provided for in a Board Resolution or supplemental indenture which may by its terms be defeased pursuant to the indenture, and such omission shall be deemed not to be an Event of Default under clause (c) of the first paragraph of "—Events of Default, Waiver and Notice" ("covenant defeasance"); provided that the following conditions shall have been satisfied: (a) we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the Holders of the debt securities of such series, for payment of the principal of and interest on the debt securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be; (b) such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound; (c) no Default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit; (d) we shall have delivered to the trustee an opinion of counsel that (1) the Holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the debt securities of such series have a valid security interest in the trust funds, and (e) we have delivered to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (d) (1) above may be replaced by a ruling directed to the trustee received from the Internal Revenue Service to the same effect. Subsequent to legal defeasance under clause (i) above, our obligations to execute and deliver the debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of the debt securities of such series, to deliver the debt securities of such series for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee shall survive until the debt securities of such series are no longer outstanding. After the debt securities of such series are no longer outstanding, in the case of legal defeasance under clause (i) above, only our obligations to compensate and indemnify the trustee and its right to recover excess money held by the trustee shall survive.

Modification and Waiver

        The indenture provides that we and the trustee may amend or supplement the indenture or any series of the debt securities without notice to or the consent of any Holder of such series:

           (1)  to cure any ambiguity, defect or inconsistency in the indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders of debt securities of such series;

           (2)  to comply with the provisions of the indenture in connection with a consolidation or merger of our company or the sale, conveyance, transfer, lease or other disposal of all or substantially all of our property and assets;

           (3)  to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

           (4)  to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

           (5)  to make any change that does not materially and adversely affect the rights of any Holder of debt securities of such series; or

           (6)  to make any change to conform the indenture to the Description of Debt Securities contained in this prospectus or prospectus supplement relating to the debt securities.

        The indenture also contains provisions whereby we and the trustee, subject to certain conditions, without prior notice to any Holders of any series of the debt securities, may amend the indenture and the outstanding debt securities of such series with the written consent of the Holders of a majority in principal amount of the debt securities of such series then outstanding, and the Holders of a majority in principal amount of the outstanding debt securities of any series by written notice to the trustee may waive future compliance by us with any provision of the indenture or the debt securities of such series.

        Notwithstanding the foregoing provisions, without the consent of each Holder of a series of the debt securities affected thereby, an amendment or waiver may not:

           (1)  extend the stated maturity of the principal of, or any installment of interest on, such Holder's debt securities, or reduce the principal thereof or the rate of interest thereon, or any premium payable with respect thereto, or change any place or currency of payment where any debt security of that series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor;

           (2)  reduce the percentage in principal amount of outstanding debt securities of that series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indenture or certain Defaults and their consequences provided for in the indenture;

           (3)  waive a Default in the payment of principal of or interest on any debt security of that series of such Holder; or

           (4)  modify any of the provisions of this provision of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the Holder of each outstanding debt security of that series thereunder affected thereby.

        It shall not be necessary for the consent of any Holder under this provision of the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the indenture becomes effective, we shall give to the Holders of the series of the debt securities affected thereby a notice briefly describing the amendment, supplement or waiver. We will mail supplemental indentures to Holders of all affected series of the debt securities upon request. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Governing Law

        The indenture and the debt securities will be governed by the laws of the State of New York.

The Trustee

        We and our subsidiaries maintain ordinary banking and trust relationships with The Bank of New York Trust Company, N.A., a national banking association and its affiliates. The Bank of New York Trust Company, N.A., a national banking association is our transfer agent and the registrar of our common stock.

FORMS OF SECURITIES

        We will issue the debt securities in the form of one or more fully global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. One or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

        If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

        So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities, represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of CVS, the trustee, or any other agent of CVS or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium or interest or to holders on that global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

VALIDITY OF SECURITIES

        The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of CVS Corporation and its subsidiaries as of December 31, 2005 and January 1, 2005 and for the fifty-two week periods ended December 31, 2005 and January 1, 2005 and the fifty-three week period ended January 3, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended April 1, 2006 and April 2, 2005 incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended April 1, 2006, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "1933 Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.